UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 11, 2012 (June 8, 2012)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 8, 2012, Healthways, Inc. (the “Company”) entered into a Fifth Amended and Restated Revolving Credit and Term Loan Agreement among the Company, certain lenders, SunTrust Bank, as Administrative Agent, and certain other agents and arrangers (the “Credit Agreement”).

The credit facilities provided pursuant to the Credit Agreement (the “Credit Facilities”) consist of (1) a $200 million revolving credit facility terminating on June 8, 2017 (the “Revolving Credit Facility”), which includes a $20 million swingline subfacility and a $75 million subfacility for letters of credit (including up to $15 million in letters of credit in foreign currencies), (2) a $200 million term loan facility maturing on June 8, 2017, and (3) an uncommitted incremental accordion facility of $200 million.

Borrowings under the Credit Facilities generally bear interest at variable rates based on a margin or spread in excess of either (1) the one-month, two-month, three-month or six-month rate (or with the approval of affected lenders, nine-month or twelve-month rate) for Eurodollar deposits ( “LIBOR”) or (2) the greatest of (a) the prime lending rate from time to time announced by the Administrative Agent, (b) the federal funds rate plus 0.50%, and (c) one-month LIBOR plus 1.00% (the “Base Rate”), as selected by the Company.  The margins for both revolving advances and term loans depend on the Company’s leverage ratio (i.e., its ratio of consolidated funded indebtedness to consolidated EBITDA).  The LIBOR margin varies between 1.75% and 3.00%, and the Base Rate margin varies between 0.75% and 2.00%.  The Credit Facilities also provide for a per annum commitment fee that depends on the Company’s leverage ratio and varies between 0.30% and 0.50% of the unused commitments under the Revolving Credit Facility.  Letter of credit fees correspond to the applicable LIBOR margin.  The Credit Facilities are secured by guarantees from most of the Company’s domestic subsidiaries and by security interests in substantially all of the Company’s and such subsidiaries’ assets.

The Company is required to repay outstanding revolving loans on the termination date for commitments under the Revolving Credit Facility, which is June 8, 2017.  The Company is required to repay term loans in quarterly principal installments aggregating (1) 1.250% of the original aggregate principal amount of the term loans during each of the first eight quarters following the closing, (2) 1.875% of the original aggregate principal amount of the term loans during each of the next four quarters following the closing, (3) 2.500% of the original aggregate principal amount of the term loans during each of the remaining quarters prior to maturity on June 8, 2017, at which time the entire unpaid principal balance of the term loans is due and payable.  The Credit Agreement provides for the making of certain mandatory prepayments in connection with asset sales, asset recovery events and issuances of equity and permitted subordinated debt, subject to limitations and exceptions set forth therein.

The Credit Agreement contains various affirmative, negative and financial covenants, which require, among other things, that the Company comply with requirements regarding (1) a maximum ratio or level of consolidated funded debt to consolidated EBITDA, and (2) a minimum ratio or level of fixed charge coverage.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure

On June 11, 2012, as a result of entering into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company decreased its guidance for 2012 net income per diluted share to a range of $0.38 to $0.50 from $0.42 to $0.54.  On June 11, 2012, the Company issued a press release announcing the revised guidance, and a copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:
Exhibit 10.1	Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated June 8, 2012
Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Chief Financial Officer
Date:  June 11, 2012

EXHIBIT INDEX

Exhibit 10.1	Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated June 8, 2012
Exhibit 99.1	Press Release dated June 11, 2012